                                                                    Exhibit 4(a)

                     [LETTERHEAD OF STATE FARM INSURANCE]




                         ANNUITANT    JOHN J DOE
                                      Male
      [LOGO]                    AGE   35
                      POLICY NUMBER   LF-0000-0000
                        POLICY DATE   October 15, 1997

This policy is based on the application and the payment of the initial premium shown on page 3. State Farm Life Insurance Company will pay benefits according to the terms of this policy.

10-Day Right to Examine the Policy. This policy may be returned within 10 days of its receipt for a refund of the greater of (1) all premiums paid and (2) the Policy Accumulation Value. Return may be made to State Farm Life Insurance Company or one of its authorized agents. If returned, this policy will be void from the policy date.

Read this policy with care. This is a legal contract between the Owner and State Farm Life Insurance Company.

ANNUITY PAYMENTS AND OTHER VALUES PROVIDED BY THIS POLICY MAY INCREASE OR DECREASE DEPENDING ON THE INVESTMENT PERFORMANCE OF THE SUBACCOUNTS. A DEATH BENEFIT IS PROVIDED. THE PART OF THE POLICY ACCUMULATION VALUE IN THE SUBACCOUNTS IS NOT GUARANTEED.



    /s/ Laura P. Sullivan                             /s/ Edward B. Rust Jr.
    Secretary                                         President

--------------------------------------------------------------------------------
                            BASIC PLAN DESCRIPTION
                          DEFERRED VARIABLE ANNUITY.
Flexible premiums are payable until the Annuity Date while the Annuitant is alive. Payment intervals for annuity payments start on the Annuity Date. This policy is participating.
--------------------------------------------------------------------------------

                                   CONTENTS

                                                                                             PAGE
Policy Identification.......................................................................    3
Schedule of Benefits........................................................................    3
Premium.....................................................................................    3
Interest Rates..............................................................................    3
Investment Options..........................................................................    3
Premium Allocation..........................................................................    3
Charges and Fees............................................................................    4
Definitions.................................................................................    5
Ownership...................................................................................    7
   Owner.                                       Change of Owner/Successor Owner.
   Successor Owner.
Premium.....................................................................................    7
   Payment of Premiums.                         Paid-up Annuity.
Variable Account............................................................................    7
   Variable Account.                            Accumulation Units.
   Subaccounts.                                 Accumulation Unit Value.
   Changes to the Variable Account.             Net Investment Factor.
   Variable Policy Accumulation Value.
Fixed Account...............................................................................    9
   Fixed Policy Accumulation Value.             Interest Credited.
Allocations and Transfers...................................................................   10
   Premium Allocation.                          Fixed Account Transfer Restrictions.
   Transfer Right.
Surrenders and Withdrawals..................................................................   10
   Surrenders.                                  Withdrawals.
Fees and Charges............................................................................   11
   Surrender Charge.                            Transfer Processing Fee.
   Annual Administrative Fee.
Annuity Payment.............................................................................   12
   Annuity Payments.                            Evidence of Living.
   Annuity Options.                             Amount of Fixed Annuity Payments.
   Basis of Computation.                        Amount of Variable Annuity Payments.
   Payment Interval.                            Annuity Units.
   Proof of Age and Sex.                        Annuity Unit Value.
Death Benefit...............................................................................   14
   Death Benefit.                               Death of Owner.
   Death of Annuitant.
Beneficiary.................................................................................   16
   Beneficiary Designation.                     Order of Payment.
   Change of Beneficiary Designation.
General.....................................................................................   16
   The Contract.                                Error in Age or Sex.
   Transaction Delay.                           Incontestability.
   Minimum Value.                               Annual Report.
   Assignment.                                  Participation.

The Application and any Riders and Endorsements follow page 18.

                   P O L I C Y   I D E N T I F I C A T I O N

         Annuitant    JOHN J DOE                             Age  45
                      (Male)
     Policy Number    LF-0000-0000
       Policy Date    October 15, 1997
        Issue Date    October 15, 1997

                     S C H E D U L E  O F   B E N E F I T S

Form      Description

97040     Basic Plan
            (Deferred Variable Annuity)


                                 P R E M I U M

Initial Premium:  $1,000.00


                          I N T E R E S T   R A T E S

The current interest rate applied to the part of the Initial Premium allocated to the Fixed Account until October 15, 1998 is 4.90% a year. The current interest rate and guarantee period when a subsequent part of the premium allocated to the Fixed Account is received will be applied to that premium. At the end of this and each subsequent guarantee period, a new current interest rate and guarantee period are applicable. Each guarantee period will be at least one year.

Guaranteed Interest Rate for the Fixed Account: 3%


                      A L L O C A T I O N   O P T I O N S

  Fixed Account

  State Farm Life Insurance Company Variable Annuity Separate Account
     Subaccounts that invest in Funds of the State Farm Variable Product Trust:

               Large Cap Equity Index Fund Subaccount
               Small Cap Equity Index Subaccount
               Stock and Bond Balanced Subaccount
               Bond Subaccount
               Money Market Subaccount
               International Equity Index Subaccount

                            Continued on Next Page

                             Continued from Page 3

                      P R E M I U M   A L L O C A T I O N

To the end of the day on November 3, 1997 (presumed end of free-look period):
   Fixed Account  100%

Starting at the end of the day on November 3, 1997 (presumed end of free-look period):
   Large Cap Equity Index Subaccount 15%
   Small Cap Equity Index Subaccount 15%
   Stock and Bond Balanced Subaccount 15%
   Bond Subaccount 15%
   Money Market Subaccount 15%
   International Equity Index Subaccount 15%
   Fixed Account 10%

Minimum percent of each premium allocated to a Subaccount or to the Fixed
Account: 1%.
Minimum Transfer Amount: $250
Minimum Withdrawal Amount: $500

                               Page 3 Continued

                        C H A R G E S   A N D   F E E S

Maximum Annual Administrative Fee: $30

Maximum Transfer Processing Fee after first 12 in a policy year:  $25


                          Table of Surrender Charges

                                             Surrender
                              Policy           Charge
                               Year          Percentage
                                 1               7
                                 2               6
                                 3               5
                                 4               4
                                 5               3
                                 6               2
                                 7               1
                              8 & over           0

--------------------------------------------------------------------------------
                                  DEFINITIONS
--------------------------------------------------------------------------------

WE, US, and OUR refer to State Farm Life Insurance Company.

YOU and YOUR refer to the Owner.

ACCUMULATION UNIT. A unit of measure used to calculate the Variable Policy Accumulation Value.

ANNUITY DATE. You may choose this date which can be no later than the Final

ANNUITY DATE. If a death benefit is payable and an annuity option is chosen, the Annuity Date will be the date we receive due proof of the Annuitant's Death. Payment intervals start on this date. The first annuity payment is at the end of the first payment interval.

ANNUITY UNIT. A unit of measure used to calculate the Variable Annuity Payments.

CASH SURRENDER VALUE. The Policy Accumulation Value less any applicable Surrender Charge and less any applicable Annual Administrative Fee.

CODE. The U.S. Internal Revenue Code.

DOLLARS. Any money we pay, or which is paid to us, must be in United States dollars.

EFFECTIVE DATE. Coverage starts on this date.

FINAL ANNUITY DATE. The policy anniversary when the Annuitant is age 95.

ELIGIBLE HOSPITAL. An institution meeting one of the following requirements:
(1) It is accredited as a hospital under the Hospital Accreditation Program of the Joint Commission on Accreditation of Healthcare Organizations; or
(2) It is legally operated, has 24-hour a day supervision by a staff of doctors, has 24-hour a day nursing service by a registered graduate nurse, and either:
     (a) It mainly provides general inpatient medical care and treatment of sick and injured persons by the use of medical, diagnostic, and major surgical facilities and all such facilities are located in it or under its control; or
     (b) It mainly provides specialized inpatient medical care and treatment of sick or injured persons by the use of medical and diagnostic facilities (including x-ray and laboratory) and all such facilities are located in, are under its control, or are available to it under a written agreement with a hospital (as defined above) or with a specialized provider of these facilities.

An eligible hospital is not an institution, or part of one, that furnishes mainly homelike or custodial care, or training in the routines of daily living or is mainly a school.

ELIGIBLE NURSING HOME. An institution or special nursing unit of a hospital meeting at least one of the following requirements:
(1)  It is Medicare approved as a provider of skilled nursing care services;
(2) It is licensed as a skilled nursing home or as an intermediate care facility by the state it is located in; or
(3)  It meets all of the following requirements:
     (a)  It is licensed as a nursing home by the state it is located in;
     (b) Its main function is to provide skilled, intermediate, or custodial nursing care;
     (c) It is engaged in providing continuous room and board accommodations to 3 or more persons;
     (d) It is under the supervision of a registered nurse (RN) or licensed practical nurse (LPN);
     (e)  It maintains a daily medical record of each patient; and
     (f)  It maintains control and records for all medications dispensed.

An institution primarily providing residential facilities is not an eligible nursing home.

FIXED ACCOUNT. Part of our General Account to which the Policy Accumulation Value may be transferred or premium payments may be allocated under a policy.

--------------------------------------------------------------------------------
                            DEFINITIONS (CONTINUED)
--------------------------------------------------------------------------------

FIXED ANNUITY PAYMENT. Annuity payment supported by the General Account. Payment does not vary in amount from one payment to the next.

FIXED POLICY ACCUMULATION VALUE. The Policy Accumulation Value in the Fixed Account.

FUND. Any open-end management investment company or investment portfolio thereof, or unit investment trust or series, thereof, in which a Subaccount invests.

GENERAL ACCOUNT. Our assets not allocated to the Variable Account or any other separate account.

NET ASSET VALUE PER SHARE. The value per share of any Fund on any Valuation Day. The method of computing the Net Asset Value Per Share is described in the prospectus for the Funds.

PAYEE. If the Annuitant dies prior to the Annuity Date and a death benefit is payable, the beneficiaries shown in the application, unless changed. If you cash surrender this policy, the persons that you have named. A payee can be other than a natural person only if we agree.

POLICY ACCUMULATION VALUE. The sum of the Variable Policy Accumulation Value and the Fixed Policy Accumulation Value.

POLICY DATE. The effective date of this policy.

POLICY MONTH, YEAR, OR ANNIVERSARY. A policy month, year, or anniversary is measured from the policy date.

REQUEST. A written request signed by the person making the request. Such request must be sent to and be in a form acceptable to us. We may, in our sole discretion, accept telephone requests in connection with certain transactions. We may also, in our sole discretion, adopt rules and procedures from time to time for telephone requests.

RIDER. Any benefit, other than the Basic Plan, made a part of this policy.

SEC. The U.S. Securities and Exchange Commission.

SUBACCOUNT. A subdivision of the Variable Account, the assets of which are invested in a corresponding Fund.

SUBACCOUNT POLICY ACCUMULATION VALUE. The Policy Accumulation Value in a Subaccount as defined in the Accumulation Unit Value provision.

TERMINALLY ILL. An annuitant with a life expectancy of 12 months or less. Proof of terminal illness must include a certification by a licensed physician.

VALUATION DAY. For each Subaccount, each day on which the New York Stock Exchange is open for business except for certain holidays listed in the Prospectus and days on which a Subaccount's corresponding Fund does not value its shares.

VALUATION PERIOD. The period that starts at the close of regular trading on the New York Stock Exchange on any Valuation Day and ends at the close of regular trading on the next succeeding Valuation Day.

VARIABLE ACCOUNT. Our separate account named on page 3.

VARIABLE ANNUITY PAYMENT. Annuity payment that may vary in amount from one payment to the next with the investment experience of one or more Subaccounts chosen by you to support such payments.

VARIABLE POLICY ACCUMULATION VALUE. The sum of all Subaccount Policy Accumulation Values.

--------------------------------------------------------------------------------
                             OWNERSHIP PROVISIONS
--------------------------------------------------------------------------------

OWNER. You, as the Owner, are named in the application. You may exercise any policy provision only by request and while the Annuitant is alive.

SUCCESSOR OWNER. Your Successor Owner is named in the application if you are not the Annuitant.

CHANGE OF OWNER/SUCCESSOR OWNER. You may change the Owner or Successor Owner by sending us a request while the Annuitant is alive. We have the right to request this policy to make the change on it. The change will take effect the date you sign the request, but the change will not affect any action we have taken before we receive the request. A change of owner or successor owner does not change the beneficiary designation. No more than two owners and/or successor owners can be named.

--------------------------------------------------------------------------------
                               PREMIUM PROVISIONS
--------------------------------------------------------------------------------

PAYMENT OF PREMIUMS. You may pay premiums at our Home Office, a regional office, or to one of our authorized agents. We will give you a receipt signed by one of our officers, if you request one.

The initial premium is shown on page 3 and is due on the policy date. Premiums may be paid at any time before the Annuity Date even if you have discontinued premium payments. After payment of the initial premium, premium payments are not required to continue this policy in force. Each premium must be at least $50. The total premium paid in a policy year after the first may not exceed $30,000, unless we set a higher limit.

PAID-UP ANNUITY. If (1) on a policy anniversary, no premium has been received in the past year or (2) at any time you discontinue premium payments, the policy will be continued as a paid-up deferred variable annuity.

--------------------------------------------------------------------------------
                          VARIABLE ACCOUNT PROVISIONS
--------------------------------------------------------------------------------

VARIABLE ACCOUNT. The Variable Account is registered with the SEC as a unit investment trust under the Investment Company Act of 1940, as amended (the "Act"). The Variable Account is also subject to the laws of the state in which this policy is delivered. We own the assets of the Variable Account; however, these assets are held separately from our other assets and are not part of our General Account. The assets of the Variable Account are used to support the operation of and provide the variable values and benefits for this policy and similar policies. The part of the assets of the Variable Account equal to the reserves and other policy liabilities of the Variable Account are not chargeable with liabilities from any other business in which we take part. We have the right to transfer to our General Account any assets of the Variable Account that are in excess of such reserves and other liabilities.

SUBACCOUNTS. The Variable Account consists of Subaccounts. The income, gains and losses, realized and unrealized, from the assets allocated to the Subaccount are credited to or charged against such Subaccount, without regard to our other income, gains or losses. Those Subaccounts currently available under this policy on the policy date are shown on page 3. Each Subaccount invests exclusively in shares of a corresponding Fund. Shares of a Fund are bought and redeemed for a Subaccount at their net asset value. Any amounts of income, dividends, and gains distributed from the shares of a Fund are reinvested in additional shares of that Fund at net asset value. The dollar amounts of values and benefits of this policy supported by the Variable Account depend on the investment performance of the Subaccounts selected by you. We do not guarantee the investment performance of the Subaccounts. You bear the full investment risk for the Subaccount Policy Accumulation Value in the Subaccounts you have chosen.

--------------------------------------------------------------------------------
                    VARIABLE ACCOUNT PROVISIONS (CONTINUED)
--------------------------------------------------------------------------------

CHANGES TO THE VARIABLE ACCOUNT. Where permitted by applicable law, we may:
  (1)  create new separate accounts;
  (2)  combine separate accounts, including the Variable Account;
  (3) add new Subaccounts to or remove existing Subaccounts from the Variable Account or combine Subaccounts;
  (4) make any Subaccount available to such classes of policies as we may determine;
  (5)  add new Funds or remove existing Funds;
  (6) substitute new Funds for any existing Fund if shares of the Fund are no longer available for investment or if we determine investment in a Fund is no longer appropriate in the light of the purposes of the Variable Account;
   (7) deregister the Variable Account under the Act if such registration is no longer required; and
   (8) operate the Variable Account as a management investment company under the Act or in any other form permitted by law.

The investment policy of the Variable Account will only be changed with the approval of the insurance supervisory official of the state in Illinois, our state of domicile. The investment policy of the Variable Account is to invest in one or more investment companies. The process for such approval is on file.

VARIABLE POLICY ACCUMULATION VALUE. The Variable Policy Accumulation Value reflects:
  (1) the net investment experience of the Subaccounts to which it is allocated,
  (2)  any premium payments allocated to the Subaccounts,
  (3)  any dividend transferred to the Subaccounts,
  (4) transfers of Policy Accumulation Value in or out of the Subaccounts and any applicable transfer charge deducted,
  (5) the deduction of the part of the Annual Administrative Fee allocated to the Subaccounts,
  (6)  any withdrawals of the Variable Policy Accumulation Value, and
  (7)  any applicable surrender charges deducted from the Subaccounts.

There is no guaranteed minimum Variable Policy Accumulation Value.

ACCUMULATION UNITS. For each Subaccount, premium payments allocated to a Subaccount or amounts of Policy Accumulation Value or dividends transferred to a Subaccount are converted into Accumulation Units. The number of Accumulation Units credited to a policy equals the dollar amount directed to each Subaccount divided by the value of the Accumulation Unit for that Subaccount for the Valuation Period as of which the dollar amount is invested in the Subaccount. Any dollar amount directed to a Subaccount increases the number of Accumulation Units of that Subaccount credited to the policy.

Certain events will cancel an appropriate number of Accumulation Units of a Subaccount credited to a policy:
  (1) withdrawals of Subaccount Policy Accumulation Value from a Subaccount and any applicable surrender charges deducted,
  (2) transfers of Subaccount Policy Accumulation Value from a Subaccount and any applicable transfer processing fee deducted;
  (3)  surrender of the policy;
  (4)  payment of the Death Benefit;
  (5) application of the Variable Accumulation Value to an annuity payment option on the Annuity Date; and
  (6) deduction of the part of the Annual Administrative Fee allocated to a Subaccount.
Accumulation Units are cancelled as of the end of the Valuation Period in which the event occurs.

ACCUMULATION UNIT VALUE. The Accumulation Unit values for each Subaccount were arbitrarily set initially at $10 when that Subaccount began operation. Thereafter, the Accumulation Unit value for every Valuation Period is the Accumulation Unit value at the end of the previous Valuation Day times the Net Investment Factor. The Subaccount Accumulation Value on any day equals the number of Accumulation Units attributable to the policy times the Accumulation Unit Value for that Subaccount on that day.

--------------------------------------------------------------------------------
                    VARIABLE ACCOUNT PROVISIONS (CONTINUED)
--------------------------------------------------------------------------------

NET INVESTMENT FACTOR. The Net Investment Factor is an index applied to measure the investment performance of a Subaccount from one Valuation Period to the next. The Net Investment Factor for any Subaccount for any Valuation Period is equal to (1) divided by (2) and subtracting (3) from the result, where:

  (1)  is the result of:
       (a)  the Net Asset Value Per Share of the Fund held in the Subaccount, determined at the end of the current Valuation Period; plus
       (b)  the per share amount of any dividend or capital gain distribution made by the Fund held in the Subaccount, if the "ex-dividend" date occurs during the Valuation Period; plus or minus
       (c)  a per share charge or credit for any taxes reserved for.
  (2) is the Net Asset Value Per Share of the Fund held in the Subaccount, determined at the end of the prior Valuation Period.
  (3) is a daily factor representing the mortality and expense risk charge deducted from the Subaccount adjusted for the number of days in the Valuation Period. Such charge will not exceed an annual rate of 1.25% of the daily net asset value of the Variable Account.

--------------------------------------------------------------------------------
                           FIXED ACCOUNT PROVISIONS
--------------------------------------------------------------------------------

FIXED POLICY ACCUMULATION VALUE. The Fixed Policy Accumulation Value on the policy date is zero.

The Fixed Policy Accumulation Value on any other day equals:
  (1)  aggregate premium payments allocated to the Fixed Account; plus
  (2)  Policy Accumulation Value transferred to the Fixed Account; plus
  (3)  interest credited to the Fixed Account; plus
  (4)  any dividend transferred to the Fixed Account; less
  (5) any withdrawals and any applicable surrender charges deducted from the Fixed Account; less
  (6) transfers and any applicable transfer processing fee deducted from the Fixed Account; less
  (7) the part of the Annual Administrative Fees deducted from the Fixed Policy Accumulation Value.

INTEREST CREDITED. Each interest rate is expressed as an effective annual interest rate. We guarantee to credit interest to the Fixed Policy Accumulation Value at an effective annual rate of not less than the Guaranteed Interest Rate shown on page 3. The current interest rate is the Guaranteed Interest Rate plus any excess interest rate. The current interest rate and the guarantee period for that rate are determined periodically. Each guarantee period will be at least one year.

The current interest rate and guarantee period for the Initial Premium is shown on page 3. At the end of this and each subsequent guarantee period, a new current interest rate and guarantee period are applicable.

The current interest rate and guarantee period in effect when a subsequent part of the premium is received and allocated to the Fixed Account or the date Policy Accumulation Value is transferred to the Fixed Account will be applied to that amount. At the end of this and each subsequent guarantee period, a new current interest rate and guarantee period are applicable.

--------------------------------------------------------------------------------
                      ALLOCATION AND TRANSFERS PROVISIONS
--------------------------------------------------------------------------------

ALLOCATION OF PREMIUM. You may allocate premium payments among the Subaccounts and the Fixed Account.

The allocation for the Initial Premium and any premiums we receive prior to the end of the free-look period is shown on page 3. For purposes of this provision, we presume your free-look period will end on the date shown on page 3. On that date, any Policy Accumulation Value will be transferred to the Subaccounts and the Fixed Account on a pro-rata basis using your Premium allocation instructions in effect at that time. Any additional premium received will be allocated according to your allocation instructions in the application or in a subsequent request.

Allocation instructions must be in whole percentages. The minimum amount we can allocate to any Subaccount or the Fixed Account is shown on page 3 as a percent of any premium. We reserve the right to set additional limitations on premium allocations.

TRANSFER RIGHT. While the Annuitant is alive and on or before the Annuity Date, you may request to transfer all or part of any Subaccount Policy Accumulation Value to another Subaccount(s) (subject to availability) or to the Fixed Account, or transfer all or part of the Fixed Policy Accumulation Value to any Subaccount(s), (subject to availability and restrictions). Transfers are subject to the lesser of:

  (1)  the minimum transfer amount shown on page 3 and
  (2) the entire Subaccount Policy Accumulation Value or Fixed Policy Accumulation Value, and the additional restrictions on transfers from the Fixed Policy Accumulation Value.

While the Annuitant is alive and after the Annuity Date, you may request to transfer Annuity Units from one Subaccount to another Subaccount no more than 4 times a year.

We reserve the right to modify, restrict, suspend, or eliminate the transfer right at any time, for any reason.

FIXED ACCOUNT TRANSFER RESTRICTIONS. On or before the Annuity Date, you may transfer all or part of the Fixed Policy Accumulation Value to a Subaccount, subject to the following:
  (1) You may make only one transfer each policy year from the Fixed Account to one or more Subaccounts. Such a transfer must be made within 30 days after the policy anniversary. An unused transfer does not carry over to the next year; and
  (2) The maximum transfer amount is the greater of 25% of the Fixed Policy Accumulation Value on the date of the transfer or $1,000, unless waived by us.

After the Annuity Date, any Cash Surrender Value used to provide fixed income payments may not be transferred to provide Annuity Units in any Subaccount; and any Cash Surrender Value used to provide variable income payments may not be transferred to provide fixed income payments.

--------------------------------------------------------------------------------
                     SURRENDERS AND WITHDRAWALS PROVISIONS
--------------------------------------------------------------------------------

SURRENDERS. You may request surrender of this policy at any time prior to the earlier of the Annuity Date or the date the Annuitant dies. This policy will terminate on the date we receive your request or on a later date if you so request it. We will pay you the Cash Surrender Value in one sum unless you choose an annuity option or another method of payment then available. The Cash Surrender Value of this policy is its Policy Accumulation Value less any applicable surrender charge less any applicable Annual Administrative Fee. See the Surrender Charge provision regarding the surrender charges applicable. We may defer payment from the Fixed Account of any Cash Surrender Value for up to 6 months after receiving your request unless paid under Annuity Option 1, 2, or 3.

--------------------------------------------------------------------------------
               SURRENDERS AND WITHDRAWALS PROVISIONS (CONTINUED)
--------------------------------------------------------------------------------

WITHDRAWALS. Prior to the Annuity Date, you may request to withdraw part of the Cash Surrender Value. The amount you request to withdraw must be at least the minimum withdrawal amount shown on page 3 and must be less than the Cash Surrender Value. The total amount withdrawn will include the amount you request plus any applicable surrender charge. The surrender charge is based on the schedule of surrender charges and the total amount withdrawn, which includes the surrender charge. We may defer payment from the Fixed Account of any withdrawal for up to 6 months after receiving your request.

Unless you request otherwise, amounts withdrawn and any applicable surrender charges deducted are taken from Subaccount Policy Accumulation Values and Fixed Policy Accumulation Value on a pro-rata basis.

--------------------------------------------------------------------------------
                          FEES AND CHARGES PROVISIONS
--------------------------------------------------------------------------------

SURRENDER CHARGE. The surrender charge percentages are shown on page 4. A surrender charge may be applicable if you surrender the policy or make a withdrawal. If you surrender the policy, the surrender charge is deducted from Policy Accumulation Value. If you request a withdrawal, the applicable surrender charge is deducted from the total amount withdrawn. The total surrender charge deducted cannot exceed 8 1/2 % of the total premiums paid.

There is no surrender charge after the end of the first five policy years if the Cash Surrender Value is then paid under Annuity Option 1, 2, or 3.

After the first policy year, a total of 10% of the Policy Accumulation Value on the previous policy anniversary may be withdrawn in a policy year without a deduction for a surrender charge. The 10% of Policy Accumulation Value that may be withdrawn in a policy year without a deduction for a surrender charge is not cumulative from one policy year to the next.

There is no surrender charge if, at the time we receive a request to surrender or withdraw, we receive due proof that the Annuitant is Terminally Ill or has been confined to an Eligible Hospital or Eligible Nursing Home continuously for at least 3 months before the date we receive the request.

ANNUAL ADMINISTRATIVE FEE. We will deduct an administrative fee on
  (1)  each policy anniversary,
  (2) the day of any surrender if the surrender is not on the policy anniversary, or
  (3) the Annuity Date if the Annuity Date is not on the policy anniversary. The maximum is shown on page 3. We may deduct a smaller amount.

The fee will be deducted from Subaccount Accumulation Values and Fixed Account Accumulation Values on a pro-rata basis.

TRANSFER PROCESSING FEE. A number of transfers during each policy year are free as shown on page 4. We reserve the right to assess a transfer fee for each transfer in excess of that number during a policy year. The maximum fee is shown on page 4. For the purpose of assessing this fee, each request of transfer is considered one transfer, regardless of the number of Subaccounts affected by the transfer. This fee is deducted on a pro-rata basis from each Subaccount and the Fixed Account from which you request a transfer.

--------------------------------------------------------------------------------
                          ANNUITY PAYMENT PROVISIONS
--------------------------------------------------------------------------------

ANNUITY PAYMENTS. On or before the Final Annuity Date, an Annuity Date must be chosen. If a death benefit is payable and an annuity option is chosen, the Annuity Date will be the date we receive due proof of the Annuitant's Death. The annuity option and whether annuity payments will be variable, fixed, or a combination of variable and fixed must be chosen on or before the Annuity Date. On the Annuity Date, the Cash Surrender Value or the Death Benefit will be used to provide annuity payments. On the Final Annuity Date, we will use Annuity Option 1 for payment of the Cash Surrender Value if no choice is made. Unless otherwise requested, any part of the Cash Surrender Value or Death Benefit attributable to any Subaccount Policy Accumulation Value will be used to determine Annuity Units under that Subaccount; and any part of the Cash Surrender Value or Death Benefit attributable to the Fixed Policy Accumulation Value will be used to provide a fixed annuity income. If this policy has been in force for at least five policy years and Annuity Option 1, 2 or 3 are used, no surrender charge will be deducted from the Policy Accumulation Value.

ANNUITY OPTIONS. The available annuity options are:

      ANNUITY OPTION 1 - LIFE ANNUITY. Payments attributable to the Cash Surrender Value will be made to you at the end of each payment interval as long as the Annuitant lives. Payments attributable the Death Benefit will be made to the Payee at the end of each payment interval as long as the Payee lives. The present value of payments may not be withdrawn.

--------------------------------------------------------------------------------
ANNUITY OPTION 1
--------------------------------------------------------------------------------

Guaranteed minimum monthly payment factors per $1000. Payment factors for ages and payment intervals not shown will be given, if requested.
--------------------------------------------------------------------------------

     Exact
     Age             Male           Female
--------------------------------------------------------------------------------
     50             $4.34           $4.02
     55              4.70            4.31
     60              5.17            4.69
     65              5.82            5.20
     70              6.73            5.90
     75              8.01            6.92
     80              9.80            8.43
     85             12.34           10.70
     90             15.81           14.08
     95             20.44           18.79
--------------------------------------------------------------------------------

     ANNUITY OPTION 2 - Life Annuity with Certain Period. Payments attributable to the Cash Surrender Value will be made to you at the end of each payment interval as long as the Annuitant lives or to the end of the certain period, if longer. Payments attributable to the Death Benefit will be made to the Payee at the end of each payment interval as long as the Payee lives or the end of the certain period, if longer. The present value of any payments may not be withdrawn unless the Annuitant or Payee dies. The certain period can be any number of years from 5 to 20. The number of years must be chosen if this annuity option is chosen.

--------------------------------------------------------------------------------
ANNUITY OPTION 2
--------------------------------------------------------------------------------

Guaranteed minimum monthly payment factors per $1000 for a life annuity with a 0 year certain period. Payment factors for ages, payment intervals, and certain periods not shown will be given, if requested.

--------------------------------------------------------------------------------
     Exact
     Age             Male          Female
--------------------------------------------------------------------------------
     50             $4.30          $4.01
     55              4.64           4.28
     60              5.07           4.64
     65              5.63           5.11
     70              6.34           5.73
     75              7.17           6.52
     80              8.05           7.48
     85              8.82           8.45
     90              9.37           9.19
     95              9.69           9.61
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                    ANNUITY PAYMENT PROVISIONS (CONTINUED)
--------------------------------------------------------------------------------

     ANNUITY OPTION 3 - JOINT AND LAST SURVIVOR LIFE ANNUITY. Payments attributable to the Cash Surrender Value will be paid to you at the end of each payment interval as long as at least the Annuitant or a second designated person is alive. Payments attributable to the Death Benefit will be paid to the Payee at the end of each payment interval as long as at least the Payee or a second designated person is alive. The second designated person must be named by you on or before the Annuity Date. The present value of any payments may not be withdrawn.

--------------------------------------------------------------------------------
ANNUITY OPTION 3
--------------------------------------------------------------------------------
Guaranteed minimum monthly payment factors per $1000. Payment factors for age combinations and payment intervals not shown will be given, if requested.

--------------------------------------------------------------------------------
          EXACT                                 FEMALE
           AGE         60              65                   70           75
          MALE
--------------------------------------------------------------------------------
           60         $4.27           $4.47               $4.66        $4.82
           65          4.39            4.66                4.93         5.19
           70          4.49            4.82                5.20         5.58
           75          4.56            4.95                5.42         5.95
--------------------------------------------------------------------------------

     ANNUITY OPTION 4 - FIXED YEARS. Payments attributable to the Cash Surrender Value will be made to you at the end of each payment interval for the number of years chosen. Payments attributable to the Death Benefit will be made to Payee at the end of each payment interval for the number of years chosen. The number of years can be from 5 to 30. Withdrawals can be made in addition to the payments under this option. If a withdrawal is made, the number of remaining payments will be reduced.

-------------------------------------------------------------------------------
ANNUITY OPTION 4
-------------------------------------------------------------------------------
Guaranteed minimum monthly payment factors per $1000 for the number of years chosen. Payments for years not shown will be given, if requested.

--------------------------------------------------------------------------------
          YEARS         PAYMENTS         YEARS              PAYMENTS
--------------------------------------------------------------------------------
            1            $84.90            8                 $11.93
            2             43.18            9                  10.78
            3             29.28           10                   9.86
            4             22.33           15                   7.12
            5             18.17           20                   5.77
            6             15.39           25                   4.98
            7             13.41           30                   4.46
--------------------------------------------------------------------------------

BASIS OF COMPUTATION. The Guaranteed Minimum Annuity Option Payment Factors for Options 1, 2, and 3 are based on an interest rate of 3 1/2% a year (Assumed Investment Rate), the 1983a Individual Annuity Mortality Table with ages set back 4 years, the exact age and sex of the Annuitant or Payee on the Annuity Date, and, if applicable, the exact age and sex of the second designated person on the Annuity Date. The Guaranteed Minimum Annuity Option Payment Factors for Option 4 are based on an interest rate of 3 1/2% a year (Assumed Investment
Rate). The factors are used to determine the number of Annuity Units and the guaranteed minimum amount of the fixed annuity payments.

Any present values will be based on the interest rate used in determining the number of Annuity Units and the amount of the fixed annuity payments. The factors for other payment intervals will be furnished on request.

PAYMENT INTERVAL. You may choose to have payments made at the end of 1, 3, 6, or 12 month intervals. If any payment would be less than $100, we may change the payment interval to the next longer interval. If, on the Annuity Date, the payment for the 12 month interval is less than $100, we may pay the Cash Surrender Value or Death Benefit on that date in one sum.

PROOF OF AGE AND SEX. We may require proof of the age and sex of the Annuitant or Payee and the second designated person before any payments are made.

EVIDENCE OF LIVING. We may require satisfactors proof that the Annuitant is liviv when each payment is due. If proof is required, payments will stop until such proof is given. If any payment is made by check and the Annuitant personally endorses the check on or after the date on which such payment is due, no other proof will be required.

--------------------------------------------------------------------------------
                    ANNUITY PAYMENT PROVISIONS (CONTINUED)
--------------------------------------------------------------------------------

AMOUNT OF FIXED ANNUITY PAYMENTS. On the Annuity Date, the amount you have chosen to apply to provide fixed annuity payments will be applied under the annuity option you have chosen. The annuity option payment factor in effect on the Annuity Date times that amount will be the dollar amount of each payment. Each payment will be equal and will not change.

The annuity option payment factor used to determine the amount of the fixed annuity payments will not be less than the guaranteed minimum annuity payment factors.

AMOUNT OF VARIABLE ANNUITY PAYMENTS. These payments will vary in amount. The dollar amount of each payment attributable to each Subaccount is the number of Annuity Units for each Subaccount times the Annuity Unit Value of that Subaccount. The sum of the dollar amounts for each Subaccount is the amount of the total variable annuity payment. The Annuity Unit Value for each payment will be determined no earlier than five Valuation Days preceding the date the annuity payment is due. We guarantee the payment will not vary due to changes in mortality or expenses.

ANNUITY UNITS. On the Annuity Date, the number of Annuity Units for an applicable Subaccount is determined by multiplying (1) by (2) and dividing the result by (3), where:
     (1) is the part of the Cash Surrender Value or Death Benefit on that date applied under that Subaccount;
     (2) is the Guaranteed Minimum Payment Factor for the Annuity Option chosen; and
     (3) is the Annuity Unit Value for that Subaccount for the Valuation Period ending on that date.

ANNUITY UNIT VALUE. The Annuity Unit Values for each Subaccount were arbitrarily set initially at $10 when that Subaccount began operation. Thereafter, the Annuity Unit Value for every Valuation Period is the Annuity Unit value at the end of the previous Valuation Day times the Net Investment Factor times the Annuity Interest Factor. The Annuity Interest Factor is used to neutralize the Assumed Investment Rate of 3 1/2% a year used to determine the Guaranteed Minimum Payment Factor. The Assumed Investment Rate is significant in determining the amount of each variable annuity payment and the amount by which each variable annuity payments varies from one payment to the next.

--------------------------------------------------------------------------------
                           DEATH BENEFIT PROVISIONS
--------------------------------------------------------------------------------

DEATH BENEFIT. If the Annuitant dies before the Annuity Date and a death benefit is payable, the amount paid will be the greater of:
     (1) the sum of all premiums paid less any withdrawals and any applicable surrender charges deducted, or
     (2)  the Policy Accumulation Value.
Both will be determined on the date we receive due proof of the Annuitant's death.

DEATH OF ANNUITANT. If the Annuitant dies before the Annuity Date while you are alive, the Death Benefit will be paid as provided in the Beneficiary Provisions. If the method of payment chosen is not available or no method of payment is chosen, payment will be in one sum.

If the Annuitant dies on or after the Annuity Date while you are alive, any remaining payments must be paid to you at least as fast as the method of payment in effect on the Annuitant's date of death.

--------------------------------------------------------------------------------
                     DEATH BENEFIT PROVISIONS (CONTINUED)
--------------------------------------------------------------------------------

DEATH OF OWNER. The Code requires certain distributions under an annuiy when you die. This provision will override any inconsistent provisions in the policy.

     (1) If you die before the Annuity Date, you are not the Annuitant, and you either have not named a Successor Owner or your named Successor Owner is not a living natural person, the Cash Surrender Value must be paid within five years after your date of death.

     (2) If you die before the Annuity Date, you are the Annuitant, and you either have not named any beneficiary or your named beneficiary is not a living natural person, the Death Benefit must be paid within five years after your date of death.

     (3) If you die before the Annuity Date, you are not the Annuitant, and your sole Successor Owner is a person other than your spouse, your Successor Owner may elect to have the Cash Surrender Value paid under an annuity option or any other method of payment then provided by us other than an interest only method of payment. The election must be made and payments must start within one year after your death and must not extend beyond the life expectancy of your Successor Owner. If no election is made within this time, distribution will be made within five years after your date of death.

     (4) If you die before the Annuity Date, you are the Annuitant, and your sole named surviving primary beneficiary is a person other than your spouse, your surviving primary beneficiary may elect to have the Death Benefit paid under an annuity option or any other method of payment then provided by us other than an interest only method of payment. The election must be made and payments must start within one year after your death and must not extend beyond the life expectancy of your primary beneficiary. If no election is made within this time, distribution will be made within five years after your date of death.

     (5) If you die before the Annuity Date, you are not the Annuitant, and your sole Successor Owner is your surviving spouse, your surviving spouse becomes the Owner.

     (6) If you die before the Annuity Date, you are the Annuitant, and your surviving spouse is your sole named primary beneficiary, your spouse will replace you as Owner and may replace you as Annuitant. If your spouse does not elect to replace you as Annuitant, the Death Benefit must be paid to your spouse under an annuity option or any other method of payment then provided by us for an owner. For purposes of the preceding sentence, the election must be made, payments must start within one year after your death, and must not extend beyond your spouse's life expectancy; however, if your spouse does not choose a method of payment within this time, distribution will be made under Annuity Option 1.

     (7) If you die on or after the Annuity Date and you are not the Annuitant, any remaining payments must be paid to your Successor Owner at least as fast as the method of payment in effect at your death.

     (8) If you die on or after the Annuity Date and you are the Annuitant, any remaining payments must be paid to the beneficiary at least as fast as the method of payment in effect at your death.

If you are not a living natural person, the Annuitant will be treated as the Owner for purposes of this provision. If you are not a living natural person and there is a change in the Annuitant, such change shall be treated as the death of the Owner for purposes of this provision. If this policy has two owners, the first death of either owner is treated as death of the owner for purposes of this provision. For purposes of this provision, the amount of any distribution will be determined on the date of such distribution. Notwithstanding anything in the policy to the contrary, the surviving joint owner will be treated as the Successor Owner of the policy.

Future endorsements may also be necessary to maintain this policy's qualification as an annuity. This includes endorsements required due to changes in the Code. Such endorsements will be sent to you.

--------------------------------------------------------------------------------
                            BENEFICIARY PROVISIONS
--------------------------------------------------------------------------------

BENEFICIARY DESIGNATION. This is as shown in the application. It includes the name of the beneficiary and the order and method of payment. If you name "estate" as a beneficiary, it means the executors or administrators of the last survivor of you and all beneficiaries. If you name "children" of a person as a beneficiary, only children born to or legally adopted by that person as of the Annuitant's date of death will be included.

We may rely on an affidavit as to the ages, names, and other facts about all beneficiaries. We will incur no liability if we act on such affidavit.

CHANGE OF BENEFICIARY DESIGNATION. You may make a change while the Annuitant is alive by sending us a request. The change will take effect on the date the request is signed and will replace previous beneficiary designations for this policy, but the change will not affect any action we have taken before we receive the request. We have the right to request your policy to make the change on it.

After the Annuitant's death, anyone who has the right to make a withdrawal may change the method of payment or may select one of the annuity options, and may name a successor to their interest. The successor payee may be their estate.

ORDER OF PAYMENT. When the Annuitant dies
     (1)  before the Annuity Date and a death benefit is payable or
     (2) on or after the Annuity Date, you are the Annuitant, and payments continue to the beneficiary, we will make such payment(s) in equal shares to the primary beneficiaries living when payment is made. If a primary dies after the first payment is made, we will pay that primary's unpaid share in equal shares to the other primaries living when payment is made. If the last primary dies, we will make payment in equal shares to the successor beneficiaries living when payment is made. If a successor dies while receiving payments, we will pay that successor's unpaid share in equal shares to the other successors living when payment is made. If, at any time, no primary or successor is alive, we will make a one sum payment in equal shares to the final beneficiaries. If, at any time, no beneficiary is living, we will make a one sum payment to you, if living when payment is made. Otherwise, we will make a one sum payment to the estate of the last survivor of you and all beneficiaries. "When payment is made" means
     (1)  the date that a periodic payment is due or
     (2) the date that a request is signed for a cash withdrawal or a one sum payment.
You may change this order of payment by sending us a request while the Annuitant is alive.

--------------------------------------------------------------------------------
                              GENERAL PROVISIONS
--------------------------------------------------------------------------------

THE CONTRACT. The policy contains the Basic Plan, any amendments, endorsements, and riders, and a copy of the application. The policy is the entire contract.

Only an officer has the right to change this policy. No agent has the authority to change the policy or to waive any of its terms. All endorsements, amendments, or riders must be signed by an officer to be valid.

We may modify this policy as follows after we notify you:
     (1) conform the policy or our operations or the operation of the Variable Account to the requirements of any law (or regulation issued by a government agency) to which we, this policy, or the Variable Account is subject.
     (2) assure continued qualification of this policy as an annuity under the Code; or
     (3) reflect a change in the operation of the Variable Account, if allowed by this policy.

If we modify this policy, we will make the appropriate endorsement to this policy. If any provision of this policy conflicts with the law of a jurisdiction that governs this policy, the provision is deemed to be amended to conform with such law.

--------------------------------------------------------------------------------
                        GENERAL PROVISIONS (CONTINUED)
--------------------------------------------------------------------------------

TRANSACTION DELAY. Any payment from the Subaccounts will usually be made within 7 days of receipt of the request for payment. However, we may defer:
     (1)  payment from the Subaccounts of Cash Surrender Value or a withdrawal,
     (2)  payment of any part of the Death Benefit, and
     (3)  transfer from a Subaccount if:
     (1) the New York Stock Exchange is closed (other than customary weekend and holiday closings); or
     (2) the SEC permits, by an order, the postponement for the protection of owners; or
     (3)  the SEC requires that trade be restricted or declares an emergency; or
     (4) the SEC determines an emergency exists that would make the disposal of securities held in the Variable Account or the determination of their value not reasonably practicable.
We may defer payment from the Fixed Account of any Cash Surrender Value or withdrawal or transfer for up to 6 months from the date we receive your request. However, any Cash Surrender Value paid under an annuity option will not be deferred.

If we defer any such payment for 30 days or more, we will pay interest in addition to such payment. Such interest accrues from the date the payment becomes payable to the date of payment at 3 1/2% per year or the rate and time required by law, if greater.

MINIMUM VALUE. The paid-up annuity, Cash Surrender Value, and Death Benefit of this policy are at least as large as those required by law where it is delivered.

ASSIGNMENT. You may assign this policy or any interest in it. We will recognize an assignment only if it is in writing and filed with us. We are not responsible for the validity or effect of any assignment. An assignment may limit the interest of any beneficiary.

ERROR IN AGE OR SEX. If the Annuitant's, Payee's, or second designated person's date of birth or sex is not correct, every benefit will be such as premiums paid would have bought at the correct age or sex, based on the rates at the date of issue. We may require proof of the Annuitant's, Payee's, second designated person's age and sex before annuity payments start. Any overpayment with compound interest at 6% a year will be charged against this policy. This amount will be deducted from any annuity payments due after the error is found. Any underpayment with compound interest at 6% a year will be paid to you in one sum.

INCONTESTABILITY. We will not contest this policy. Any rider has its own incontestability provision.

ANNUAL REPORT. Each year, or more often if required by law, we will send you a report. This report will show:
     (1)  the period covered by the report;
     (2) the number of Accumulation Units or Annuity Units credited to this policy and the dollar value of such units;
     (3)  the current Policy Accumulation Value and the Cash Surrender Value;
     (4) the current Variable Policy Accumulation Value showing each Subaccount Policy Accumulation Value and the Fixed Policy Accumulation Value;
     (5)  the amount of the Death Benefit as of the date of the report;
     (6) any premiums paid, any dividends paid, and any deductions, including withdrawals, applicable surrender charges, the annual administrative fee, and any transfer processing fee, made since the last report; and
     (7)  any other information required by law.
You may request additional copies of reports from us, but we reserve the right to charge a fee for additional copies.

PARTICIPATION. We do not expect to pay dividends on this policy; however, we may apportion and pay dividends each year. All dividends apportioned will be derived from the divisible surplus of our participating business. Any such dividends will be paid only at the end of the Policy Year. There is no right to a partial or pro rated dividend prior to the end of the Policy Year. We will transfer the dividend to the Policy Accumulation Value at the end of the Policy Year. Unless specified by you, the amount transferred is allocated to each Subaccount and the Fixed Account on a pro-rata basis.

--------------------------------------------------------------------------------
                            BASIC PLAN DESCRIPTION
                          DEFERRED VARIABLE ANNUITY.
Flexible premiums are payable until the Annuity Date while the Annuitant is alive. Payment intervals for annuity payments start on the Annuity Date. This policy is participating.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                  ADDITIONAL DEPOSIT BENEFIT RIDER - ANNUITY
--------------------------------------------------------------------------------

GENERAL.   This rider is a part of your policy.  Only certain policy provisions are a part of this rider. They are "Definitions," "Ownership," "The Contract," and "Assignment."

BENEFIT. You may make an additional deposit to this policy when it is surrendered. The deposit less the expense charge will be added to the Cash Surrender Value. This total will then be paid under the annuity option or method of payment chosen.

DEPOSIT LIMIT. The deposit may not exceed 4 times the Policy Accumulation Value.

EXPENSE CHARGE. The expense charge is 3% of the deposit plus the lesser of 2% of the deposit or $100.

EFFECTIVE DATE OF THIS RIDER. This is the policy date.

STATE FARM LIFE INSURANCE COMPANY

/s/Edward B. Rust Jr

President


/s/Laura P. Sullivan

Secretary

--------------------------------------------------------------------------------
                                 ENDORSEMENTS
--------------------------------------------------------------------------------

This policy is amended by deleting the Change of Owner/Successor Owner provision and replacing it with the following:

CHANGE OF OWNER/SUCCESSOR OWNER. You may change the Owner or Successor Owner to another natural person by sending us a request while the Annuitant is alive. We have the right to request this policy to make the change on it. The change will take effect the date you sign the request, but the change will not affect any action we have taken before we receive the request. A change of owner or successor owner does not change the beneficiary designation. No more than two owners and/or successor owners can be named.

EFFECTIVE DATE OF THIS ENDORSEMENT. This is the policy date shown on page 3 of this policy.

STATE FARM LIFE INSURANCE COMPANY

/s/Edward B. Rust Jr

President


/s/Laura P. Sullivan

Secretary